Exhibit 99.1

Karuna Therapeutics Announces Exclusive Global License Agreement for Goldfinch Bio’s Investigational TRPC4/5 Product Candidates

Karuna to obtain exclusive global license to develop, manufacture, and commercialize multiple TRPC4/5 candidates, including lead clinical-stage candidate GFB-887

Goldfinch Bio assignment estate to receive $15 million upfront payment and up to $520 million in potential milestone payments plus royalties for each TRPC4/5 candidate

Karuna to share details on the planned development of GFB-887 for the treatment of mood and anxiety disorders in the second half of 2023

BOSTON, Mass.– February 2, 2023 -- Karuna Therapeutics, Inc. (NASDAQ: KRTX) and GFB (ABC), LLC, assignee of the Goldfinch Bio assignment estate, today announced their entry into an exclusive license agreement under which Karuna will obtain global development, manufacturing, and commercialization rights to Goldfinch Bio’s investigational transient receptor potential canonical 4 and 5 (TRPC4/5) channel candidates, including lead clinical-stage candidate GFB-887. Karuna intends to evaluate these candidates as potential treatments for various psychiatric and neurological conditions, starting with GFB-887 for the treatment of mood and anxiety disorders. Karuna expects to share details on the planned development of GFB-887 in the second half of 2023.

“We are focused on addressing the substantial need for new and better treatments in psychiatry through identifying and developing mechanistically novel and distinct medicines,” said Bill Meury, president and chief executive officer of Karuna. “We believe that the TRPC4/5 mechanism could represent a completely novel approach to treating mood and anxiety disorders and complements our existing pipeline of differentiated potential medicines. This agreement aligns with our strategic goal to become a fully integrated neuroscience company with treatments that could offer much more than just incremental benefits to patients, and we look forward to sharing next steps for the program later this year.”

“We are incredibly excited to expand and diversify our development efforts and are encouraged about the potential of TRPC4/5 inhibitors to treat both mood and anxiety disorders based on pre-clinical and clinical data demonstrating anxiolytic and antidepressant properties of these inhibitors,” said Steve Paul, M.D., president of research & development and chief scientific officer. “Our lead candidate in the TRPC4/5 program, GFB-887, has already demonstrated a compelling safety profile in non-clinical and clinical studies. We are fortunate to have found as advanced a clinical stage drug candidate directed against these important CNS targets and we will now study GFB-887 in various mood and anxiety disorders where there remains a significant unmet medical need for mechanistically novel medicines.”

Under the terms of the agreement, the assignment estate of Goldfinch Bio will receive a $15 million upfront payment and is eligible to receive up to $520 million in milestone payments for each licensed TRPC4/5 candidate, of which $410 million are related to regulatory approval and commercial sales milestones, as well as a flat low-single-digit royalty on any potential global net sales of each licensed product.

“GFB-887 demonstrated compelling benefits in preclinical models of mood and anxiety disorders, and we are delighted that Karuna will leverage its well-established expertise in developing medicines for psychiatric disorders to advance our TRPC4/5 candidates,” commented Anthony Johnson, M.D., president and chief executive officer of Goldfinch Bio. “I am tremendously grateful to all the patients and investigators, and Goldfinch Bio employees, advisors and investors who contributed to progressing GFB-887 and our other TRPC4/5 candidates to this point. It’s my sincere hope that these important contributions will lead to innovative new medicines for patients in need.”

Goldman Sachs & Co. LLC and Cowen served as financial advisors, and Ropes & Gray provided legal counsel to Goldfinch Bio.

About Karuna

Karuna Therapeutics is a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. At Karuna, we understand there is a need for differentiated and more effective treatments that can help patients navigate the challenges presented by these severe and disabling disorders. Utilizing our extensive knowledge of neuroscience, we are harnessing the untapped potential of the brain in pursuit of novel pathways to develop medicines that make meaningful differences in peoples’ lives. For more information, please visit www.karunatx.com.

Karuna Therapeutics Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the potential of the TRPC4/5 program, including GFB-887, to treat mood and anxiety disorders, our goals to develop and commercialize our product candidates and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our ability to generate positive clinical trial results for our product candidates and other risks inherent in clinical development, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, and other risks set forth under the heading “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Karuna Therapeutics Contacts:

Investors:
Alexis Smith
518-338-8990
asmith@karunatx.com

Media:
Bob Josefsberg
bjosefsberg@karunatx.com
646-734-3584

Goldfinch Bio Contact:
Kyle Kuvalanka
kkuvalanka@goldfinchbio.com